UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2004

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2335 Alaska Avenue, El Segundo California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreements.

On September 28, 2004, the Company entered into an Employment Agreement with Sandra Ferro (the “Ferro Agreement”), pursuant to which, effective October 21, 2004, Ms. Ferro became Chief Financial Officer of the Company. The Ferro Agreement provides (i) for Ms. Ferro’s starting annual salary of $120,000; and (ii) that if she were terminated by the Company without cause during the first two years of her employment, she would be entitled to receive a severance payment equal to 30 days’ salary. In addition, the Ferro Agreement provides that she shall be granted options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.057 per share. Such options become exercisable 50% on the first anniversary of her employment and 50% on the second anniversary thereof. The Company’s Board of Directors has approved this grant of options to Ms. Ferro.

The Company has entered into an employment arrangement with Joe Lam, pursuant to which he became Vice President of the Company on October 18, 2004. Mr. Lam’s arrangement with the Company provides for a starting annual salary of $150,000. In addition, the arrangement provides that Mr Lam shall be granted options to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.061 per share. Such options become exercisable 50% on the first anniversary of his employment and 50% on the second anniversary thereof. The Company’s Board of Directors has approved this grant of options to Mr. Lam.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)
Mr. Ed Soyster resigned from the Board of Directors on December 8, 2004. Messrsr. Neal Meehan and John Pincavage resigned from the Board of Directors on March 15, 2005. Mr. Izhar Fernbach resigned from the Board of Directors on March 18, 2005. Mr. Fernbach had been elected to the Board of Directors under the terms of a Shareholder Agreement dated as of August 19, 2004 (the “Shareholder Agreement”) between the Company and a number of its shareholders in connection with the issuance of Series B Convertible Preferred Stock, par value $.005 and the issuance of promissory notes by some of such shareholders to the Company. The Shareholder Agreement grants to each of four shareholders who are parties thereto rights to designate a member of the Company’s Board of Directors. Mr. Fernbach was the designee of one such shareholder, who has subsequently defaulted on his obligations to the Company under his promissory note; therefore, that shareholder’s rights to designate a member of the Company’s Board of Directors terminated and Mr. Fernbach resigned. Mr. Meehan was a member of the Board of Directors prior to the date of the Shareholder Agreement and was identified by a shareholder as that shareholder’s designee pursuant to the Shareholder Agreement. Mr. Meehan’s resignation is not related to any default by that shareholder.

(c)
Mr. Joe Lam was appointed Vice President on October 18, 2004. Prior to joining the Company, Mr. Lam served as Executive Vice President of Product Development at XVD Corporation, a Silicon Valley start-up developing High Definition video and audio compression technology and products from December 2002 to October 2004. From February 1999 to December 2002, Mr. Lam was Vice President of Operations at Alaris, Inc., overseeing engineering and manufacturing operations in the United States and China. Mr. Lam’s employment arrangement with the Company is described in Item 1.01 above.

Ms. Sandra Ferro was appointed Chief Financial Officer on October 21, 2004. Prior to joining the Company in October 2004, she held several positions as Chief Financial Officer and Vice President of Finance with MGM Jewelry Manufacturers from August 2003 to September 2004 and with Livehelper.com from January 2001 to August 2003 where her responsibilities included financial planning and controls with operations and marketing. Ms. Ferro was Chief Financial Officer of JB Research, Inc. from January 1999 to December 2000. Ms. Ferro has a Bachelor of Science Degree in Finance and has completed post-graduate course studies in Systems Management and Marketing Management at the University of California at Los Angeles. The Ferro Agreement is described in Item 1.01 above.

(d)
Mr. Adi Harari, the designee of a shareholder pursuant to the Shareholder Agreement described in Item 5.02(b) above, was appointed a member of the Board of Directors on December 8, 2004. Mr. Billy Anders was appointed as a member of the Board of Directors on March 18, 2005. Mr. Anders was designated by the same shareholder who had previously appointed Mr. Meehan pursuant to the Shareholder Agreement, following Mr. Meehan’s resignation. The committee appointments, if any, of these newly appointed directors, have not yet been determined by the full Board of Directors. A description of the transactions, if any, during the past two years to which the Company was or is to be a party and in which these directors had or is to have a material interest is not presently available. The Company will file an amendment to this 8-K after such information, if any, is determined or becomes available.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

None

(b)	Pro Forma Financial Information.

None

(c) Exhibits

10.1* Employment Agreement between the Company and Sandra Ferro.
10.2* Summary of Employment Arrangement with Joe Lam.

* Management contract or compensatory plan, contract or arrangement.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2005	AURA SYSTEMS, INC..
	By:	/s/ Raymond Yu
Raymond Yu,
President and Chief Executive Officer

EXHIBIT INDEX

No.     Document

10.1* Employment Agreement between the Company and Sandra Ferro

10.2* Summary of Employment Arrangement with Joe Lam

* Management contract or compensatory plan, contract or arrangement.